Exhibit 99.2

SigmaTron Employee Communication

Employee FAQs

What is being announced?

We announced that we have signed a definitive agreement in connection with a proposed merger that will result in SigmaTron being acquired by an affiliate of Transom Capital Group, a leading operationally-focused private equity firm. A copy of the press release announcing the transaction is available on SigmaTron’s website. The closing of the merger is subject to a number of conditions, including SigmaTron’s stockholders validly tendering shares of SigmaTron’s common stock representing at least a majority of the voting power of SigmaTron in a tender offer and other customary closing conditions.

Will there be changes to the management team of SigmaTron?

There are no expected leadership changes at SigmaTron prior to the closing of the merger.

What does this mean for SigmaTron’s business and operations?

The announcement of this transaction does not change our business or focus today, and we remain committed to our mission as an independent provider of electronic manufacturing services. Prior to the closing of the merger, SigmaTron will continue to operate as an independent company. We intend to continue to focus on and invest in building our business and providing solutions and serving our customers.

What does this mean for employees?

This is exciting news for us and it means we expect to continue to focus on growing our business and serving our customers. Day-to-day, your work will remain the same prior to closing of the merger, and we ask that you continue to remain focused on serving our customers during this time.

What can I or can’t I say about the transaction?

You may get questions from suppliers, customers, even family and friends. It is very important that everyone refrain from making any comments about the merger or our financial performance or future plans with anyone outside of SigmaTron. If someone asks you about the merger process or company fundamentals, the best response is, “I cannot comment.” If pushed further, you can say something like, “I can’t speak to that, but I would be happy to connect you with the appropriate team members,” and share the request with SigmaTron’s Chief Financial Officer.

Company communications must remain internal and are not to be shared with anyone outside of SigmaTron – this includes sharing information or statements about the merger, including all channels such as e-mail, Instagram, X, LinkedIn, Facebook, blogs, conversations with suppliers, customers, friends, family, etc.

Can I post about the announcement on social media?

No, you should not post anything on social media about the proposed merger.

What do I do if a member of the media or other outside party calls?

If you are contacted by anyone outside SigmaTron, including media, industry analysts or investors, please direct them to reach out to SigmaTron’s Chief Financial Officer and their request will be routed to the appropriate individuals.

Can I buy stock in SigmaTron while we are waiting to complete the merger?

As employees, you may have access to material non-public information with respect to SigmaTron and the merger. Due to securities law requirements, you and your family members should not buy shares of SigmaTron (either directly or through someone on your behalf) while the merger is pending and you are in possession of such information. Trading on the basis of material non-public information is called “insider trading,” which is illegal, and you could face significant legal consequence if you trade on material non-public information you possess. Therefore, we urge you and your family members to refrain from trading in SigmaTron’s securities without reviewing our Insider Trading Policy and, if necessary, consulting with SigmaTron’s Chief Financial Officer.

How will we get more information about the progress of the transaction and who should I speak to if I have more questions?

The executive leadership team will be sharing updates and milestones periodically.

Additional Information and Where to Find It

In connection with the proposed acquisition of SigmaTron International, Inc. (the “Company”), Transom Axis AcquireCo, LLC, a Delaware limited liability company (“Parent”) and Transom Axis Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), will commence a tender offer for all of the outstanding shares of common stock of the Company. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company. It is also not a substitute for the tender offer materials that Parent and Merger Sub will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Parent and Merger Sub will file tender offer materials on Schedule TO with the SEC, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AND ANY OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY, PARENT OR MERGER SUB WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY THE COMPANY’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. A free copy of these materials will be available to the Company’s stockholders by visiting the Company’s website (https://sigmatronintl.com/investors/). In addition, these materials (and all other documents filed by the Company, Parent and Merger Sub with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. The information contained in, or that can be accessed through, the Company’s or Transom’s respective websites is not a part of, or incorporated by reference herein.

Forward-Looking Statements

Certain statements contained in this communication are “forward-looking statements.” Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. All statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, among others, statements relating to the Company’s or Transom’s future financial performance, business prospects and strategy, expectations with respect to the tender offer and the merger, including the timing thereof and the Company’s and Transom’s ability to successfully complete such transactions and realize the anticipated benefits. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others, the risks and uncertainties inherent in the tender offer and the merger, including, among other things, (i) regarding how many of the Company’s stockholders will tender their shares in the tender offer, (ii) the possibility that competing offers will be made, (iii) the ability to obtain requisite regulatory approvals, (iv) the ability to satisfy the conditions to the closing of the tender offer and the merger, (v) the expected timing of the tender offer and the merger, (vi) the possibility that the merger will not be completed, (vii) difficulties or unanticipated expenses in connection with integrating the parties’ operations, products and employees and the possibility that anticipated synergies and other anticipated benefits of the transaction will not be realized in the amounts expected, within the expected timeframe or at all, (viii) the effect of the announcement of the tender offer and the merger on the Company’s and Transom’s business relationships (including, without limitations, partners and customers), (ix) the risk that the Company’s stock price may fluctuate during the pendency of the tender offer and merger transactions, (x) the diversion of the Company’s or Transom’s respective management’s time and attention from ongoing business operations and opportunities, (xi) the response of competitors and other market participants to the transaction, (xii) potential litigation relating to the transaction, (xiii) uncertainty as to timing of completion of the transaction and the ability of each party to consummate the transaction, (xiv) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (xv) the expected tax treatment of the transaction, (xvi) and the impact of global macroeconomic conditions and supply chain challenges on the Company’s business and (xvii) other circumstances beyond the Company’s and Transom’s control. You should not place undue reliance on these forward-looking statements. Certain of these and other risks and uncertainties are discussed in the Company’s and Transom’s filings with the SEC, including the Schedule TO (including the offer to purchase, letter of transmittal and related documents) Transom and its acquisition subsidiary will file with the SEC, and the Solicitation/Recommendation Statement on Schedule 14D-9 that the Company will file with the SEC, and the Company’s most recent Form 10-K and Form 10-Q filings with the SEC. Except as required by law, neither the Company nor Transom undertakes any duty to update forward-looking statements to reflect events after the date of this communication.